Exhibit 99.1

NOVEMBER 1, 2006

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2006 RESULTS

•                  Record Sales and Cash Flow Continue for the Third Quarter

•                  Earnings Increase a Strong 65% over Prior Year on Sales Gain of 12%

•                  Full Year 2006 Earnings Forecast Reconfirmed

CHICAGO, Illinois, USA, November 1, 2006—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2006.

THIRD QUARTER REVIEW

Strong Third Quarter Earnings

Net income for the third quarter of 2006 was $7.1 million, or $0.15 per share, an increase of 65 percent compared to third quarter 2005 net income of $4.3 million, or $0.09 per share.  Third quarter 2006 earnings include plant restructuring costs of $2.9 million pre-tax, or $0.04 per share, and costs of $3.1 million pre-tax, or $0.04 per share, relating to the implementation of a common business system platform.   Implementation costs of the common business system platform were $4.7 million pre-tax, or $0.06 per share, in the third quarter of 2005.

David Anderson, President and Chief Executive Officer, stated, “We are pleased with our third quarter results.  Of particular note is our ability to continue to increase earnings while absorbing significant restructuring costs from previously announced plant closures and product line phase-outs, which will lead to increased future earnings.”

Anderson continued, “The costs associated with the implementation of a common business system platform continue to decline, as expected, from the amounts incurred in past quarters.  We achieved another milestone in this project with our two Slovakian plants successfully converting to SAP during the quarter.  More than eighty percent of our worldwide users are now on our common business system platform, allowing us to move forward with deploying global integrated processes.”

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Krokamp 35, 24539 Neumünster, Germany

Record Quarter Sales with Good Growth in all Regions

Net sales for the third quarter increased 12 percent to $381.9 million, compared to sales of $342.0 million for the same period last year.   Excluding the impact of currency translation rate changes, sales increased 9 percent over the prior year period.  Regionally, sales increased 7 percent in the Americas, while European and Asia-Pacific sales rose 11 percent and 4 percent, respectively, excluding the impact of currency translation rate changes.

All operating segments contributed to the sales increase year over year. Excluding the impact of currency translation rate changes, sales increased 19 percent in the Controls segment, followed by Work Function with a 6 percent increase, and Propel with a 4 percent improvement over the same quarter in 2005.

Anderson commented, “Our sales continue at record levels, along with a solid sales growth trend.  The anticipation of a reduced growth rate in the U.S. is being offset by strengthening European and Asian markets, with sales increasing broadly across most European countries and in China.  This highlights our long-standing strength of being balanced between the two continents, along with a growing presence in the Asia-Pacific region.”

Backlog Levels Still Growing, but at a Decreasing Rate

Orders received for the third quarter of 2006 were $439.5 million, up 16 percent from the same period last year, and up 13 percent excluding currency translation rate changes.

Total backlog at the end of the third quarter of 2006 was $533.8 million, an increase of 11 percent from the third quarter of 2005. Excluding currency translation rate changes, backlog rose 8 percent compared with the third quarter of 2005.

Anderson commented, “Our orders and backlog continue to grow over the prior year, but at a slower rate.  The leveling off of U.S. backlogs is being somewhat offset by the strong growth in backlogs across Europe and Asia, in line with the trend in our sales growth.”

NINE MONTH REVIEW

Record Nine-Month Sales and Earnings

Net sales for the nine months ended September 30, 2006, were $1,335.7 million, an increase of 11 percent over sales of $1,202.7 million for the first nine months of 2005.  On a comparable basis, excluding the impact of currency translation rate changes, net sales were up 12 percent over last year.

Net income for the first nine months of 2006 was $55.8 million, or $1.16 per share, compared to net income for the same period last year of $34.7 million, or $0.73 per share.  Earnings for 2006 rose 61 percent even though they were negatively impacted by plant restructuring costs of $10.3 million pre-tax, or $0.14 per share, and costs of $10.5 million pre-tax, or $0.14 per share, relating to the implementation of a common business system platform.   Implementation costs of the common business system platform were $14.2 million pre-tax, or $0.19 per share, in 2005.  2006 results also include income tax benefits of $6.0 million, or $0.13 per share, related primarily to prior years’ foreign tax credits not able to be previously recognized.

Record Cash Flow

Cash flow from operations for the first nine months of 2006 was $154.0 million, an increase of 58 percent over cash flow of $97.6 million for the same period last year.  This was driven primarily from improved profitability and working capital.  Capital expenditures for the nine-month period were $65.2 million, up from $61.0 million for the comparable period in 2005.  Debt to total capital ratio, or leverage ratio, improved to 34 percent at the end of the third quarter from 40 percent at the beginning of the year and 39 percent for last year’s third quarter.

“Our cash flow continues to be very strong, again establishing new records for the quarter and nine months,” stated David Anderson.  “The strong cash flow has allowed us to significantly reduce our debt levels and drive our leverage ratio to historical low levels while at the same time invest in operational improvements which will offer future benefits.”

OUTLOOK

Earnings Expectation for Full Year Reconfirmed; 2006 Expectations Are:

•                  Earnings per share of $1.15 to $1.25, after deducting restructuring and implementation costs

•                  Restructuring costs of approximately $0.19 per share (previous expectation of $0.15)

•                  Implementation costs of the company-wide business system of $0.17 to $0.19 per share

•                  Sales up 8 to 10 percent

•                  Capital expenditures of 5 - 6 percent of sales

Exciting Future Opportunities

Anderson concluded, “As we look ahead to 2007 I am excited not only about our continuous growth but also the additional opportunities to improve productivity and reduce cost through the implementation of lean manufacturing and leveraging our global purchasing capabilities.  While seizing on these sizable initiatives requires some higher spending in the upcoming quarters, we believe they will have big future paybacks.  These initiatives are still in the planning phase, but we currently anticipate related costs not to exceed what we are incurring this year for the implementation of our common business system.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.7 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the construction, road building, and material handling markets, specifically, have, in recent months, been stronger than in recent years.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. was strong in the first half of the year, it showed some signs of weakening during the third quarter and remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar.  The economic situation in Europe has begun to improve in recent months, although that improvement may not continue.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands	September 30,	September 30,	September 30,	September 30,
except per share data)	2006	2005	2006	2005
Net sales	381,895	342,032	1,335,710	1,202,713
Cost of sales	299,395	265,827	1,018,763	918,144
Gross profit	82,500	76,205	316,947	284,569
Research and development	15,647	14,626	45,659	45,548
Selling, general and administrative	50,988	50,853	163,007	164,926
Total operating expenses	66,635	65,479	208,666	210,474
Income from operations	15,865	10,726	108,281	74,095
Nonoperating income (expense):
Interest expense, net	(4,293)	(4,011)	(13,323)	(12,358)
Minority interest	(1,949)	(1,525)	(18,094)	(15,415)
Other, net	(1,009)	(221)	(3,572)	3,046
Income before income taxes	8,614	4,969	73,292	49,368
Income tax expense	(1,536)	(677)	(17,486)	(14,704)
Net income	7,078	4,292	55,806	34,664
Net income per share:
Basic net income per common share	0.15	0.09	1.17	0.73
Diluted net income per common share	0.15	0.09	1.16	0.73
Weighted average shares outstanding
Basic	47,706	47,458	47,698	47,455
Diluted	48,439	47,872	48,147	47,745
Cash dividends declared per common share	0.16	0.12	0.44	0.36

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Propel	166,627	156,634	655,435	585,221
Work Function	113,178	102,581	359,292	337,942
Controls	102,090	82,817	320,983	279,550
Total	381,895	342,032	1,335,710	1,202,713
Segment Income (Loss)
Propel	15,156	18,202	94,583	88,745
Work Function	6,311	592	18,233	9,028
Controls	8,657	6,268	37,851	24,665
Global Services and Other Expenses, net	(15,268)	(14,557)	(45,958)	(45,297)
Total	14,856	10,505	104,709	77,141

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	55,806	34,664
Depreciation and amortization	67,711	67,439
Minority interest	18,094	15,415
Net change in receivables, inventories, and payables	(19,130)	(52,467)
Other, net	31,555	32,590
Net cash provided by operating activities	154,036	97,641
Cash flows from investing activities:
Purchases of property, plant and equipment	(65,209)	(60,982)
Proceeds from sales of property, plant and equipment	4,382	970
Net cash used in investing activities	(60,827)	(60,012)
Cash flows from financing activities:
Net repayments on notes payable and debt instruments	(56,743)	(10,521)
Cash dividends	(19,066)	(16,143)
Distribution to minority interest partners	(5,984)	(5,925)
Net cash used in financing activities	(81,793)	(32,589)
Effect of exchange rate changes	(693)	(3,001)
Net increase in cash and cash equivalents	10,723	2,039
Cash and cash equivalents at beginning of year	14,194	11,273
Cash and cash equivalents at end of period	24,917	13,312

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	24,917	14,194
Accounts receivable, net	251,702	220,752
Inventories	263,372	238,905
Other current assets	40,202	38,369
Total current assets	580,193	512,220
Property, plant and equipment, net	462,769	450,426
Other assets	216,480	208,267
Total assets	1,259,442	1,170,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	40,512	28,275
Long-term debt due within one year	59,814	168,548
Accounts payable	126,827	107,090
Other accrued liabilities	139,311	107,394
Total current liabilities	366,464	411,307
Long-term debt	189,721	135,452
Long-term pension liability	54,273	49,590
Deferred income taxes	48,198	44,277
Other liabilities	42,185	39,925
Minority interest in net assets of consolidated companies	63,758	51,440
Stockholders’ equity	494,843	438,922
Total liabilities and stockholders’ equity	1,259,442	1,170,913

Number of employees at end of period	8,870	8,614
Debt to total capital ratio (1)	34%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.